Exhibit 10.7.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2009 by and among NewAlliance Bank, a Connecticut savings bank (the “Bank”), NewAlliance Bancshares, Inc., a business corporation organized under the laws of the State of Delaware (the “Company”), and Glenn I. MacInnes (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Bank desires to employ the Executive, and the Executive desires to be employed by the Bank, as an Executive Vice President and the Chief Financial Officer under the terms and conditions herein; and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as an Executive Vice President and the Chief Financial Officer under the terms and conditions herein.  The Bank and the Company are collectively referred to herein as the “Employers”.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Employers and the Executive hereby agree as follows:

SECTION 1.                           EFFECTIVE DATE; EMPLOYMENT.

This Agreement shall be effective on November 2, 2009, or such earlier date as may be mutually agreed to by the parties (the “Effective Date”).  The Employers agree to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

SECTION 2.                           EMPLOYMENT PERIOD.

(a)           The terms and conditions of this Agreement shall be and remain in effect beginning with the Effective Date and continuing until April 1, 2012 (the “Initial Term”), plus such extensions, if any, as are provided pursuant to Section 2(b) hereof (the “Employment Period”).

(b)           Except as provided in Section 2(c), prior to April 1, 2010 and each April 1st thereafter, the Board of Directors of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance and any recommendation of the Chief Executive Officer) a one-year extension of the term of this Agreement, and the term shall continue to extend on April 1st of each year (beginning with April 1, 2010) if the Board of Directors so approves such extension, unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such notice to be given by the Executive not less than ninety (90) days prior to any such April 1st.  If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive no later than December 31st of the year preceding any such anniversary date. If the Executive does not receive such notice, the Executive may, by written notice given at any time prior to February 1st immediately prior to the April 1st renewal date, request from the Chief Executive Officer written confirmation that the term has been extended and, if such confirmation is not received by the Executive within thirty (30) days after the request therefor is made, the Executive may treat the term as having not been extended. Upon termination of the Executive’s employment with the Employers for any reason whatsoever, any annual extensions provided pursuant to this Section 2(b), if not theretofore discontinued, shall automatically cease. In addition, no annual renewals shall extend beyond the Executive’s 65th birthday, and in no event shall the Employment Period extend beyond the Executive’s 65th birthday.  All actions to be taken by the Board of Directors under this Section 2(b) may be taken by the Compensation Committee of the Board of Directors.

(c)           Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Employers and the Executive in the event of any such termination, including any requirements with respect to prior notice of such termination, shall be determined under this Agreement.

SECTION 3.                           DUTIES.

Throughout the Employment Period, the Executive shall serve as an Executive Vice President and the Chief Financial Officer of both the Company and the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Employers and as are customarily associated with such positions as determined by the Employers’ Chief Executive Officer.  The Executive shall initially report directly to the Chief Executive Officer.  The Employers' Chief Executive Officer may, during the term of the Employment Agreement, alter the Executive's job and/or reporting responsibilities as she deems appropriate to the effective management of the Employers, provided, however, that the Executive shall at all times have duties, responsibilities and job and/or reporting obligations consistent with those of a Chief Financial Officer of a publicly held bank holding company and shall be on the senior executive team. The Executive shall devote his full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods, and periods of illness or leaves of absence and other than as permitted or contemplated by Section 7) to the business and affairs of the Employers and shall use his best efforts to advance the interests of the Employers.

SECTION 4.                           CASH AND OTHER COMPENSATION.

(a)           In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to him a salary of three hundred fifty thousand dollars ($350,000) annually (“Base Salary”) as of the date of this Agreement.  The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers.  Base Salary shall include any amounts of compensation deferred by the Executive under any tax-qualified retirement or welfare benefit plan or any other deferred compensation arrangement.  The Compensation Committee of the Board of Directors of the Employers (the “Committee”) shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months (provided that the initial review may be deferred until the Executive’s regular review for the period beginning April 1, 2010), and may, in its discretion, approve an increase therein.  Such review of the Executive’s Base Salary shall take into account not only the Executive’s performance as well as the Employer’s performance since the date of the last review conducted pursuant to this Section 4(a) but also shall take into consideration the salaries of similarly situated officers at comparably situated financial institutions as determined by the Compensation Committee thereof as well as any recommendation of the Chief Executive Officer.  In addition to salary, the Executive may receive other cash compensation from the Employers for services hereunder at such times, in such amounts and on such terms and conditions as the Committee may determine from time to time. Any increase in the Executive’s annual salary shall become the Base Salary of the Executive for purposes hereof.  The Executive’s Base Salary as in effect from time to time cannot be decreased by the Employers without the Executive’s express prior written consent.

(b)           The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employers in discretionary bonuses to executive officers as authorized by the Committee.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Committee.  In connection with the foregoing, under the terms of the Bank’s Executive Incentive Plan (the “EIP”), annual cash bonuses can be awarded to the Executive.  The initial percentage accorded to the Executive shall be 60% of the Executive’s Base Salary at the “Target” level, and the Executive shall be eligible to receive a bonus for the year ending December 31, 2009 on a pro rata basis, subject to the satisfaction of the applicable performance objectives.  The Compensation Committee shall make an annual determination of the exact percentage of Base Salary to be used with respect to the possible bonus, if any, to be paid to the Executive for the relevant plan year and shall notify the Executive by the end of March of the EIP’s plan year to which such percentage shall be applicable, commencing March 2010.

(c)           The Bank shall pay to the Executive a signing bonus of $75,000 in a single lump sum payment within 30 days following the Effective Date, provided that the Executive continues to remain employed by the Employers during such 30-day period.  In addition, the Bank shall pay to the Executive a retention bonus of $150,000 in a single lump sum payment by March 31, 2010, provided that the Executive continues to remain employed through and including at least March 15, 2010.

SECTION 5.                           EMPLOYEE BENEFIT PLANS AND PROGRAMS.

(a)           During the Employment Period, the Executive shall be treated as an employee of the Employers and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified active retirement programs covering employees of the Employers (including but not limited to the Company’s Employee Stock Ownership Plan (the “ESOP”), the Bank’s 401(k) Plan, the ESOP and 401(k) SERPs and any other similar plans that may be adopted in the future), any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, the EIP and any incentive compensation plans or program or any stock benefit plans that apply to the executive group) as may from time to time be maintained by, or cover employees of, the Employers, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Employers’ customary practices.  The Executive shall be ineligible for the Bank’s defined benefit Pension Plan, to which no new participants are currently permitted.  Nothing paid to the Executive under any such plan or program will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(b)           During the Employment Period, the Employers shall provide the Executive with an expense allowance (“Expense Allowance”) payable monthly equal to approximately $750 per month to pay for the costs of an automobile.  In the event that with respect to a given calendar year occurring during the term of this Agreement, the Executive believes that he drove during such year Business Miles (as hereinafter defined) in excess of the Covered Business Miles (as hereinafter defined) in connection with the business of the Employers and wishes to seek reimbursement as provided herein for such excess, then within 40 days after the end of such calendar year, the Executive shall provide information to the Employers (as well as any additional information as the Employers may reasonably request in order to review the Executive’s claim) with respect to the number of miles driven in the such calendar year in connection with the business of the Employers (“Business Miles”).  In the event the number of Business Miles driven during such calendar year is determined by the Employers to be more than 3,600 (“Covered Business Miles”), the Employers will provide the Executive an additional reimbursement for the Business Miles in excess of the Covered Business Miles at a rate equal to the standard mileage rate as published by the Internal Revenue Service for the period in which the excess Business Miles were incurred (“Reimbursement Rate”), with such reimbursement to be provided no later than March 15 of the year immediately following the year in which the excess Business Miles were incurred.  The Expense Allowance and the Covered Business Miles may be reviewed by the Compensation Committee and, if increased, shall be reflected in an addendum hereto.  Notwithstanding the foregoing, nothing herein shall be deemed to impose upon the Employers or obviate the Executive’s obligation, legal or otherwise, to maintain liability insurance with respect to the Executive’s personal use of an automobile.

(c)           The Employers shall provide and pay for a parking space for the Executive in the Employers’ main office parking garage or, if such space shall become unavailable due to tenant commitments or otherwise, in an alternative convenient closed parking garage.

(d)           The Executive shall be entitled to paid holidays and paid vacations consistent with the Employers’ policy for executive officers. Currently, that policy provides for four weeks of vacation, pro-rated for any partial year. All vacations must be cleared through the Chief Executive Officer.

(e)           The Employers shall provide during the term of this Agreement, subject to the limitations set forth herein, for the Executive to receive, at the Employers’ expense, the services of a tax professional and a personal financial planning professional (which may be the same person or entity for both services) (the “Tax Service Professional”) selected by the Employers and reasonably satisfactory to the Executive.  Subject to the limitations set forth herein, if the Employer does not specify a Tax Services Professional reasonably acceptable to the Executive, the Executive will be entitled to use the services of a Tax Services Professional of his choosing and seek reimbursement by the Employers for the reasonable cost of such Tax Service Professional actually incurred by the Executive.  The services to be provided shall include (i) the preparation of all required federal, state and local personal income tax returns, (ii) advice with respect to federal, state and local income tax treatment of cash and other forms of compensation paid to the Executive by the Employers and (iii) investment and retirement counseling and estate planning.  Notwithstanding the foregoing, the annual cost to the Employers of providing the services to the Executive of such Tax Service Professional, whether such Tax Service Professional is selected by the Employers or the Executive, shall not exceed $2,000 (the “Annual Cost”).  Reimbursement of the Executive for the Annual Cost shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which the Annual Cost was incurred.  The Annual Cost shall be reviewed annually by the Compensation Committee and, if increased, shall be reflected in an addendum hereto.

(f)           The Executive shall move his principal residence to the New Haven area as soon as practicable. In connection therewith, the Employers shall (i) reimburse the Executive for eighty percent (80%) of the reasonable transportation, temporary housing, meals and related costs incurred for a period up to ninety (90) days after the Effective Date, subject to a budget approved by the Chief Executive Officer of the Employers (which period may be extended beyond ninety (90) days for one additional 90 day period with the prior written consent of the Chief Executive Officer) (the “Temporary Residence Period”); (ii) reimburse the Executive for eighty percent (80%) of the reasonable moving, packing and unpacking costs associated with moving the Executive’s household goods from New Jersey to a permanent or temporary residence in the New Haven area, subject to a budget approved by the Chief Executive Officer of the Employers (the Executive will be reimbursed only for one move); (iii) provided the Executive purchases a primary residence in the New Haven area within one year following the Effective Date, reimburse the Executive for eighty percent (80%) of the reasonable closing costs and fees in connection with the Executive’s purchase of a primary residence in the New Haven area (including costs related to mortgage financing, legal, and title, but excluding any broker’s commission), subject to a budget approved by the Chief Executive Officer of the Employers; and (iv) provided the Executive purchases a primary residence in the New Haven area within one year following the Effective Date, the Employers will facilitate the Executive’s purchase of a new home in Connecticut by purchasing the Executive’s primary residence in New Jersey (if such residence has not already been sold at the time) for an amount equal to the average appraised value (as determined below) of such residence minus estimated resale costs, including closing costs and broker’s commission.  In determining the average appraised value, the Employers shall determine whether to obtain two or three appraisals, each of which shall be paid for by or on behalf of the Employers, and the average appraised value shall be the mean average of the appraisals obtained.  The Executive shall be required to satisfy all mortgages, liens and monetary encumbrances on his residence in connection with this transaction and shall execute all documents and take all actions reasonably requested of him by the Employers in order to accomplish this objective.

(g)           Subject to approval by the Compensation Committee of the Board of Directors of the Company, the Company shall make the following grants to the Executive under the Company’s 2005 Long-Term Compensation Plan on the first Monday following the first quarterly earnings release after the Effective Date:  (i) a stock option for 30,000 shares of common stock of the Company, which shall vest at the rate of 25% per year on each annual anniversary of the date of grant; and (ii) a restricted stock award for 30,000 shares of common stock of the Company, which shall vest at the rate of 33.3% per year on each annual anniversary of the date of grant.  The per share exercise price for the stock option grant will be the per share closing price of the Company’s common stock on the date of grant.  If stock-based, long-term incentive awards are made generally by the Company to other executive officers in 2010, then the Executive will be considered for such grants as well.

SECTION 6.                           INDEMNIFICATION AND INSURANCE.

(a)           During the Employment Period and for a period of six years thereafter, the Employers shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Employers or service in other capacities at the request of the Employers.  The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Employers or any successors.

(b)           To the maximum extent permitted under applicable law, the Employers shall indemnify the Executive against and hold the Executive harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in  his capacity as a director or officer of the Employers or any subsidiary or affiliate.

SECTION 7.                           OUTSIDE ACTIVITIES.

The Executive may (a) serve as a member of the boards of directors of such business, community and charitable organizations as the Executive may disclose to and as may be approved by the Employers (which approval shall not be unreasonably withheld), and (b) perform duties as a trustee or personal representative or in any other fiduciary capacity, provided that in each case such service shall not materially interfere with the performance of the Executive’s duties under this Agreement or present any conflict of interest.  The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of the Executive’s duties hereunder, provided that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Employers and generally applicable to all similarly situated executives. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Employers, the Executive shall not directly or indirectly provide services to or participate in the affairs of the Employers in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

SECTION 8.                           WORKING FACILITIES AND EXPENSES.

It is understood by the parties that the Executive’s principal place of employment shall be at the Bank’s principal executive office located in New Haven, Connecticut, or at such other location within 50 miles of the address of such principal executive office as may be approved by the Chief Executive Officer of the Employers, or at such other location as the Employers and the Executive may mutually agree upon.  The Employers shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Employers and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  The Employers shall reimburse the Executive for his ordinary and necessary business expenses attributable to the Employers’ business, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of his duties for the Employers under this Agreement, in each case upon presentation to the Employers of an itemized account of such expenses in such form as the Employers may reasonably require, and such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

SECTION 9.                           TERMINATION OF EMPLOYMENT WITH BENEFITS.

(a)           Subject to Sections 9(b), 9(c) and 9(d) hereof, the Executive shall be entitled to the benefits described in Section 9(b) in the event that:

(i)           his employment with the Employers terminates during the Employment Period as a result of the Executive’s termination for Good Reason (as defined in Section 9(a)(i)(A) and (B) of this Agreement), which shall mean a termination based on the following:

(A)           any material breach of this Agreement by the Employers, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, or (2) a material diminution in the Executive’s authority or responsibilities as prescribed in Section 3, or

(B)           any material change in the geographic location at which the Executive must perform his services under this Agreement (defined as a move or series of moves of at least 50 miles from 195 Church Street, New Haven, Connecticut);

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period; or

(ii)           the Executive’s employment with the Employers is terminated by the Employers during the Employment Period for any reason other than for “cause,” death or “Disability,” as provided in Section 10(a).

(b)           Subject to Sections 9(c) and 9(d) hereof, and provided that no Change in Control (as defined in Section 11(a) hereof) has occurred, the Employers shall pay and provide to the Executive (or, in the event of his subsequent death, to his estate) the following severance benefits for the period beginning on the date that his employment terminates and ending on either (i) the last day of the Employment Period or (ii) 24 months subsequent to the date of termination, whichever period is greater (the “Severance Benefits Period”):

(i)           his earned but unpaid Base Salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this Section 9(b)) as of the date of the termination of his employment, with such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii)           the benefits, if any, to which he is entitled under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Employers’ officers and employees (such benefits not to include the expense allowance provided by Section 5(b)) through the date of the termination of his employment;

(iii)           continued group life, health, dental and accident insurance benefits, in addition to that provided pursuant to Section 9(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for the Severance Benefits Period, coverage equivalent to the coverage to which he would have been entitled under such plans if he had continued to be employed during such period; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 9(b)(iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year;

(iv)           a lump sum cash amount equal to the projected cost to the Employers of providing group long-term disability insurance benefits to the Executive for the Severance Benefits Period, with the projected cost to the Employers to be based on the costs incurred as of the date of termination as determined on an annualized basis;

(v)           a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value of (A) the Executive’s Annual Compensation (as hereinafter defined) multiplied by (B) a fraction which is either (1) the number of days left in the Employment Period if the Executive had not been terminated or (2) 730, whichever is greater, divided by 365, using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service (the “IRS”) for the month in which the termination of employment occurs, compounded monthly;

(vi)           a lump sum cash amount equal to the pro rata portion of any annual performance bonus awarded to the Executive under the Bank’s EIP (or such other short-term incentive compensation plan(s) that the Employers may adopt subsequent to the date hereof as a replacement therefor) and earned with respect to the calendar year in which the termination of employment occurs, provided that (a) the amount of the bonus earned shall be determined based on the extent to which the performance objectives with respect to the bonus were met during the calendar year in which such termination of employment occurs; (b) the amount of the bonus earned shall be pro rated by multiplying the amount of the earned bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year as of the date of termination of the Executive’s employment and the denominator is 365; and (c) such earned pro rated target bonus shall be paid no later than March 15th of the year following the year in which the termination of employment occurs; and

(vii)           a lump sum cash amount, payable within 30 days following termination of employment, equal to the present value, determined by using a discount rate equal to the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the IRS for the month in which the termination of employment occurs, of all Employer contributions to which he would have been entitled to receive during the Severance Benefits Period under any and all qualified defined contribution plans and non-qualified plans related thereto maintained by, or covering employees of, the Employers as if he had continued to be employed during the Severance Benefits Period at the highest annual rate of Base Salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required or permitted under such plan or plans, provided that (a) the Executive’s vested percentage in such additional Employer contributions shall be calculated as if he had continued to be employed during the Severance Benefits Period, and (b) no payments shall be made pursuant to this subsection (vii) with respect to the Company’s ESOP if the ESOP is terminated effective as of a date within one year of the date of the termination of the Executive’s employment, with the Executive to reimburse the Employers for any such ESOP-related payments previously made within 30 days of the Executive’s receipt of a request for reimbursement from the Employers.

The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (i) the Executive’s Base Salary in effect as of the date of termination of his employment and (ii) (a) $210,000 prior to the time that the Executive receives cash incentive compensation from the Employers or any subsidiary or affiliate thereof attributable to his performance over a period of one full year or (b) subsequent to the time specified in clause (a), the highest amount of annual cash incentive compensation earned by the Executive from the Employers or any subsidiary or affiliate thereof during any of the three calendar years immediately preceding the calendar year in which the date of termination occurs.

The Employers and the Executive further agree that the Employers may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v), (vi) and (vii) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Employers or any of its subsidiaries or affiliates and to the execution of a full release of all employment-related claims, including without limitation claims relating to termination of employment, by the Executive.

(c)           The Executive shall not be required to mitigate the amount of any benefits provided pursuant to the provisions of Section 9(b) by seeking other employment or otherwise.

However, if the Executive becomes or is employed by another employer subsequent to the first year following termination, any compensation received by the Executive subsequent to the first year following termination through the end of the Severance Benefits Period shall be offset dollar for dollar against the Employers’ obligations set forth in Section 9(b) except with respect to Section 9(b)(iii), with the Executive to reimburse the Employers the amount of the offset with respect to amounts previously paid by the Employers within 30 days of the Executive’s receipt of a request for reimbursement from the Employers.  In addition, if the Executive becomes employed by another entity subsequent to termination hereunder, and under the terms of such employment is entitled to benefits substantially similar to those provided in Section 9(b)(iii), the Employers will not be required to continue provision of the benefits set forth in said Section 9(b) (iii) for the remainder of the Severance Benefits Period.

(d)           Notwithstanding anything to the contrary above or otherwise in this Agreement, the parties agree that, should the Employers determine in their sole discretion prior to the six-month anniversary of the Effective Date that they no longer desire to continue to employ the Executive, then the Employers shall provide written notice of such decision to the Executive and the Executive shall be entitled to the benefits described in Sections 9(b)(i) through 9(b)(iv), provided the Severance Benefits Period shall be only twelve (12) months subsequent to the date of termination, and an exclusive, one-time cash severance payment of $350,000.  The Executive shall not be entitled to any cash or non-cash incentive payments that have not been fully vested or earned as of the date of termination under this Section 9(d).  The Employers and the Executive further agree that the Employers may condition the payments and benefits (if any) due under this subsection on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Employers or any of its subsidiaries or affiliates and to the execution of a general release by the Executive.

SECTION 10.                           TERMINATION WITHOUT ADDITIONAL EMPLOYER LIABILITY.

(a) In the event that the Executive’s employment with the Employers shall terminate during the Employment Period on account of:

(i)           the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge because the Executive has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of his employment with the Employers and its subsidiaries or affiliates; (C) committed a willfully dishonest act intended to result in substantial personal enrichment of himself or others at the expense of either the Company or the Bank; (D) engaged in willful misconduct or fraud; (E) breached his fiduciary duties for personal profit; (F) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for the Employers, as determined by the Board of Directors of the Employers; (G) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Board gives written notice to the Executive of the material breach; (H) been convicted of a felony; or (I) become the subject of any proceeding initiated by a federal or state banking agency to remove him from office.

(ii)           the Executive’s voluntary resignation from employment (including voluntary retirement) with the Employers for reasons other than Good Reason as specified in Section 9(a)(i); or

(iii)           the death of the Executive while employed by the Employers, or the termination of the Executive’s employment because of “Disability” as defined in Section 10(c) below;

then in any of the foregoing events, the Employers shall have no further obligations under this Agreement, other than (A) the payment to the Executive of his earned but unpaid compensation as of the date of the termination of his employment, (B) the payment to the Executive of the benefits to which he is entitled under all applicable employee benefit plans and programs and compensation plans and programs as of the date of termination of his employment, and (C) the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank’s and/or the Company’s employee benefit plans and programs and compensation plans and programs.

(b)           For purposes of this Section 10, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employers.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Employers or based upon the written advice of counsel for the Employers shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employers.

(c)           “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(d)           During any period in which the Executive is absent due to physical or mental impairment, the Employers may, without breaching this Agreement, appoint another person or persons to act as interim Executive Vice President and/or Chief Financial Officer pending the Executive’s return to his duties on a full-time basis hereunder or his termination as a result of such Disability.  Prior to the Executive’s employment being terminated due to Disability under Section 10(e) hereof, the Executive shall continue to receive his full Base Salary, bonuses and other benefits to which he is entitled under this Agreement, including continued participation in all employee benefit plans and programs.

(e)           The Employers may provide notice to the Executive in writing that it intends to terminate the Executive’s employment under this Agreement, with the termination date to be on or after the date that the Executive is deemed to have a Disability.  At the time his employment hereunder is terminated due to Disability, (i) the Executive shall not be entitled to any payments or benefits pursuant to Sections 4 and 5 hereof for periods subsequent to such date of termination, and (ii) the Executive shall become entitled to receive the Disability payments that may be available under any applicable long-term disability plan or other benefit plan.

SECTION 11.                           PAYMENTS UPON A CHANGE IN CONTROL.

(a)           The term “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.  In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

(b)           If the Executive’s employment by the Employers shall be terminated subsequent to a Change in Control and during the Employment Term by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive for Good Reason as defined in Section 9(a)(i) hereof, then subject to Section 12 hereof the Employers shall pay to the Executive a severance benefit in a lump sum payment, within five (5) days after the effective time of such termination of employment, equal to the sum of (i) three times his Base Salary as of the date of termination of his employment, (ii) three times the highest level of cash incentive compensation earned by the Executive from the Employers or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which the termination occurs, (iii) the amounts specified in Sections 9(b)(i), (ii), (iv) and (vii) (notwithstanding any contrary language contained therein with respect to payment being over a longer time period) except in calculating the amount of such benefits, to the extent applicable, the Severance Benefits Period will be for a period of three years commencing on the date of the termination of the Executive’s employment, and (iv) unless the EIP or any successor plan provides otherwise with respect to the payment of bonuses upon a Change in Control, the amount specified in Section 9(b)(vi) hereof at the time specified in such section.  In addition, the Employers shall provide the Executive with the benefits provided for in Section 9(b)(iii) for the Severance Benefits Period, as adjusted above to be for a period of three years subsequent to termination of employment, subject to compliance with the last proviso clause contained in such subsection.  In the event that the Employers are unable to provide the benefits set forth in said Section 9(b)(iii) due to the change in the Executive’s status to that of a non-employee, the Employers shall include in the lump sum payment due pursuant to the terms of this Section 11(b) the value of the benefits required to be provided by said Section 9(b)(iii) for the Severance Benefits Period as amended by this Section 11(b).  The severance and other benefits payable pursuant to this Section 11(b) shall not be subject to reduction pursuant to the provisions of Section 9(c).

SECTION 12.                                LIMITATION ON CHANGE IN CONTROL PAYMENT.

In the event that:

(i)           the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement, together with other payments and benefits which the Executive has a right to receive from the Employers, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(ii)           if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state, local and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state, local and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount.  If the Termination Benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind.

SECTION 13.                           SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a  quarterly basis, unless the applicable provision of this Agreement specifies that the payment shall be made by either the Company or the Bank.  In no event shall the Executive receive duplicate payments or benefits from the Company and the Bank.

SECTION 14.                           COVENANT NOT TO COMPETE.

In the event the Executive’s employment with the Employers is terminated for any reason prior to the expiration of the Employment Period (except as set forth below), the Executive hereby covenants and agrees that for a period of two years following the date of his termination of employment with the Employers (or, if less, for the Severance Benefits Period), he shall not, without the written consent of the Employers, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment. In addition, in the event of a breach by the Executive of any of the provisions of this Section 14, the Employers may avail themselves of such remedies that may be available to them as a result of such breach by the Executive, with such remedies to be cumulative and not mutually exclusive.  This section shall not be applicable if the Executive is terminated upon or within one year subsequent to a Change in Control, provided that such termination is for reasons other than Cause as defined in Section 10(a)(i) hereof.

SECTION 15.                           CONFIDENTIALITY.

Unless he obtains the prior written consent of the Employers, the Executive shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employers or their subsidiaries or affiliates, any material document or information obtained from the Employers or their subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 15 shall prevent the Executive, with or without the Employers’ consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

SECTION 16.                           SOLICITATION.

The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Employers for any reason, he shall not, without the written consent of the Employers, either directly or indirectly:

(a)           solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14;

(b)           provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employers or any of their subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in Section 14; or

(c)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

SECTION 17.                           NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

The termination of the Executive’s employment during the Employment Period or thereafter, whether by the Employers or by the Executive, shall have no effect on the vested rights of the Executive under the Bank’s qualified or non-qualified retirement, savings, ESOP or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

SECTION 18.                           SUCCESSORS AND ASSIGNS.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Employers will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession or assignment had taken place.  Failure of the Employers to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employers in the same amount and on the same terms as the compensation pursuant to Sections 9 or 11 hereof.  For purposes of implementing the provisions of this Section 18(a), the date on which any such succession without an assumption agreement becomes effective shall be the date of termination of the Executive’s employment.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

SECTION 19.                           NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Glenn I. MacInnes
At the address last appearing
on the personnel records of
the Employers

with a copy, in the case of a notice to the Executive, to:

John D. Schupper, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey  07068

(or such other counsel as Executive may subsequently designate in accordance with this provision)

If to the Employers:

NewAlliance Bancshares, Inc.
NewAlliance Bank
195 Church Street
New Haven, CT  06510
(or the address of the Bank’s principal executive office, if different)
Attention: Chief Executive Officer

with a copy, in the case of a notice to the Employers, to:

Gerald F. Heupel, Jr., Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 11th Floor
Washington, D.C.  20005

SECTION 20.                           INDEMNIFICATION FOR ATTORNEYS’ FEES.

(a)           The Employers shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.  For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Employers’ obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b)           The Employers’ obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employers may have against the Executive or others.  Unless it is determined that a claim made by the Executive was either frivolous or made in bad faith, the Employers agree to pay as incurred (and in any event no later than March 15 of the year immediately following the year in which incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding or contest (regardless of the outcome thereof) by the Employers, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  This Section 20(b) shall apply whether such consultation, action, suit, proceeding or contest arises before, on, after or as a result of a Change in Control.

SECTION 21.                           SEVERABILITY.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 22.                           WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
SECTION 23.                           COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 24.                           GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

SECTION 25.                           HEADINGS AND CONSTRUCTION.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

SECTION 26.                           ENTIRE AGREEMENT; MODIFICATIONS.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 27.                           REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SECTION 28.                           DISPUTE RESOLUTION.

(a)           In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or any breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)           If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c)           Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand.  In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he shall be named by the AAA.  Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

(d)           The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto.  The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers and the Executive has hereunto set his hand, all as of the date of this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Glenn I. MacInnes
Glenn I. MacInnes, Executive

ATTEST:	NEWALLIANCE BANK

By: /s/ William W. Bouton III	By: /s/ Peyton R. Patterson
Name: William W. Bouton III	Peyton R. Patterson
Title: Counsel	Chairman and Chief Executive Officer

ATTEST:	NEWALLIANCE BANCSHARES, INC

By: /s/ William W. Bouton III	By: /s/ Peyton R. Patterson
Name: William W. Bouton III	Peyton R. Patterson
Title: Counsel	Chairman, President and Chief
Executive Officer